Exhibit 99.2

                    EXCERPT FROM TRANSCRIPT OF ANALYSTS' CALL
                               HELD APRIL 18, 2000

[Richard Hanlon, Vice President, Investor Relations:]

Good afternoon, everyone, and thank you for joining us for AOL's Fiscal 2000 3rd Quarter conference call with Steve Case, Chief Executive Officer, Bob Pittman, our Chief Operating Officer, and Mike Kelly, our Chief Financial Officer.

Before we begin, it falls to me to advise you that the call we're about to conduct contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. References made during the call, in particular statements regarding:

* future financial and operating results
* the proposed AOL Time Warner merger
* new markets, products, services, features and content * subscriber usage and commerce growth * timing and benefits of acquisitions and other alliances * new platforms and access and distribution technologies

 ...are all based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, careful consideration should be given to cautionary statements made in the Company's reports filed with the S.E.C., especially the section entitled Forward-Looking Statements in the MD&A section of the Company's 10-K for the Fiscal Year ended June 30, 1999 and the Risk Factors section of the Company's S-3 filing that became effective in November, 1999.

 . . . .

[Mike Kelly, Senior Vice President and Chief Financial Officer:]

Thanks, Bob, and good afternoon, everyone. We are clearly pleased with this quarter's strong performance, not only from a financial perspective, but also from an operational one. As both Steve and Bob have made very clear, we feel this is the best quarter in AOL's history. This performance underscores the strong momentum in our operations as well as the strong economic foundation we have built at AOL, which we will further energize when we merge with Time Warner.

As you are aware, Time Warner reported results last week that were quite strong and the pro forma results for the combined companies are very impressive, even before taking into consideration the synergies and new business opportunities that we anticipate. The companies posted combined revenues of $8.4 billion, up 14% from last year, and EBITDA of approximately $2 billion, up 25%. Clearly, we're building this new company on a very strong foundation.

Some highlights of the AOL results: Subscriber Growth is once again strong, both domestically and internationally, for both AOL -- in the premium segment -- which added 1.7 million new members, and CompuServe -- as a value brand -- which added more than 200,000 net new members for the quarter. So far this year, we've added more new AOL customers than we did during the same time frame last year.

Registration for our Web-based brands now exceeds 161 million, compared to 68 million a year ago.

Advertising, Commerce and Other Revenues totaled $557 million, an increase of 103% over the last year, and grew a record $120 million, or 27% sequentially.

Even with the surge in the usage of the AOL service to more than an hour a day, gross margins expanded to 49% as we continued to drive down our network costs. In fact, we've succeeded in lowering network costs per hour 14% from a year ago, even as our volume of network traffic has soared to nearly 20 million hours of usage per day, nearly 50% greater than a year ago.

Our current fully-burdened network cost is now in the low $0.30-an-hour range and can be expected to continue to decline, helped by our new agreements with GTE and Worldcomm.

Robust top-line growth, also fueled expansion in our Operating Income, which grew $64 million sequentially to $383 million, and Operating Margins increased to 21%.

We saw continued strength in EBITDA, increasing 120% to $492 million. These results clearly underscore the strength of the AOL business model.

Taking a closer look at our consolidated results, Total Revenues for the quarter were $1.8 billion, a 47% increase over last year. Subscription Revenues increased 33% year-over-year to $1.15 billion.

We finished the quarter with 22.2 million AOL members worldwide, increasing the number of new subscribers to nearly 4.6 million in the first three-quarters of the fiscal year. This compares to just 4.3 million new net adds during the same time frame last year.

Turning now to the fastest-growing portion of the business, the $557 million in total Advertising Commerce and Other Revenues is composed of $463 million in Advertising and Commerce, $58 million in Merchandise, and $36 million in Other Revenues.

Focusing for a moment on just Ad/Commerce, we saw sequential growth of $111 million, or 32%, and year-over-year growth of $251 million, or 118%. These results underscore how we are succeeding in monetizing our many brands in a competitive marketplace.

In total, Advertising, Commerce, and Other Revenues now comprise over 30% of our total revenues, compared to just 22% a year ago.

Advertising and commerce revenues per AOL member per month have risen 50% to $6.74 from $4.49 a year ago. Plus we posted $138 million in advertising/commerce revenues this quarter from our Web-based brands, also a new high.

During the quarter we signed 37 multi-year deals in excess of $1 million to help bring backlog to a total of $2.7 billion, up over $300 million from last quarter.

Our Enterprise Solutions business is also performing nicely, with revenues up 16% to $126 million from $109 million a year ago.

Moving down the Income Statement to Cost of Services, we saw a 13% increase in expenses sequentially to $937 million. This increase in expenses, quarter-over-quarter, was driven by the continued buildout in the network as well as a surge in overall usage.

During the quarter we added another 300,000 modems, for a total available to more than 2 million. As we continue to grow our subscriber base on both AOL and CompuServe, and the AOL member-per-usage/per-day rose 16%, we hosted a record
1.7 billion hours in the quarter, an increase of 19% over last quarter, and a 49% increase from a year ago.

Cost of Service was also impacted by the expected seasonal increase in member services' call volume associated with new members brought on during the last two quarters, although all these increases were partially offset by the drop in network cost-per-hour that I spoke about earlier.

The impact of all these factors was a gross margin increase to 49% versus 44.7% from last year.

Marketing Expenses amounted to $266 million, or 14.5% of revenues, which is consistent with the trailing run rate for the past four quarters. For the near term we expect marketing expenses as a percentage of revenue will remain in this range, even as we roll out other initiatives.

At 21%, Operating Margins set a new record, surpassing 20% for the first time. For perspective, it was only three quarters ago that our operating margins broke into the teens. And as we look at the Operating Margins on incremental revenues for this quarter, once again we see that additional revenues produced $0.30 of operating margin.

EBITDA grew 120% to $492 million and our EBITDA margin rose to 27%, from 18% a year ago.

Our reported Net Income of $438 million, or $0.17 per diluted share, was up from $411 million, or $0.16 diluted share we reported last year. These results included one-time gains from the sale of investments totaling $275 million this quarter, and $567 million in last year's third quarter. The year ago quarter also included one-time charges of $103 million.

In closing, as we head into the final quarter of the fiscal year, we continue to see strong, underlying fundamentals in each of our operations, and we're clearly on track to make this a very successful year.

 . . . .